UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2012

Shire plc
_________________________________________________________________________

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands
_________________________________________________________________________

(State or other jurisdiction of incorporation)

0-29630                                                  98-0601486
(Commission File Number)                (IRS Employer Identification No.)

5 Riverwalk, Citywest Business Campus, Dublin
24, Republic of Ireland
_________________________________________________________________________

(Address of principal executive offices)                              (Zip code)

Registrant's telephone number, including area code               +353 1 429 7700
_________________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2012, Shire plc (“Shire”) issued a press release announcing the retirement of Angus Russell in 2013 and that Dr Fleming Ornskov would succeed him as Chief Executive Officer of Shire. A copy of the press release is attached hereto as Exhibit 99.01 which is incorporated by reference herein.

Retirement of Angus Russell

On October 25, 2012, Shire issued a press release announcing the retirement of Mr Russell in 2013.  That retirement is expected to take effect on April 30, 2013, at which time his successor will assume the position of Chief Executive Officer.

Appointment of Flemming Ornskov

Shire has announced the appointment of Flemming Ornskov, aged 54, as Chief Executive Officer Designate.  Dr Ornskov is expected to begin employment with Shire on January 2, 2013.  Upon the retirement of Mr Russell, Dr Ornskov will assume the position of Chief Executive Officer of Shire.  Dr Ornskov will be appointed to the Board of Directors of Shire upon his appointment as Chief Executive Officer Designate.

Dr Ornskov is currently Chief Marketing Officer and Global Head, Strategic Marketing for General and Speciality Medicine at Bayer Healthcare AG.  Prior to that he was from 2008-2010 Global President, Pharmaceuticals and OTC at Bausch & Lomb Inc. and from 2006 to 2008 Chairman and then President and CEO of Lifecycle Pharma A/S. Further details concerning Dr Ornskov’s background are contained in the press release attached hereto as Exhibit 99.01 which is incorporated by reference herein.

Under his service contract Dr Ornskov will be entitled to annual base salary of $900,000 while he is Chief Executive Officer Designate and $1,200,000 when he becomes Chief Executive Officer.  This amount is inclusive of any directors’ fees payable to him, including for board duties performed by Dr Ornskov in the Republic of Ireland.  Base salary is reviewed annually.  Dr Ornskov is also eligible to earn an annual bonus under Shire’s Executive Annual Incentive Plan with a current target bonus level of 90% of his annual base salary and a maximum of 180% of base salary.  75% of any bonus is payable in cash and 25% in the form of deferred Shire stock.

If Dr Ornskov’s employment is terminated by Shire without cause or due to his retirement, death or disability he will be entitled to receive a prorated portion of the bonus he would have received had his employment not terminated, as determined by the Remuneration Committee of Shire’s Board of Directors.  On termination of employment in other circumstances the Remuneration Committee has a discretion as to payment of a bonus.

Dr Ornskov will be eligible to receive a replacement payment of up to $1,850,000.  $450,000 of the replacement payment is payable in cash on April 19, 2013 or once Dr Ornskov’s employment has commenced, whichever is later, subject to Dr Ornskov’s continued employment with Shire on the payment date.  The remaining $1,400,000 is to be awarded in Shire stock to be delivered on the second anniversary of the date of grant, subject to Dr Ornskov’s continued employment with Shire on the settlement date.  $1,000,000 of the replacement payment is intended to compensate Dr Ornskov for the sign-on bonus that Dr Ornskov forfeited in connection with his termination of employment from his prior employer and the remaining $850,000 is intended to compensate Dr Ornskov for annual bonus compensation forfeited by Dr Ornskov.

Dr Ornskov will be eligible for performance-based equity incentive awards, which may be granted to Dr Ornskov at such times and in such amounts as the Remuneration Committee may determine.  Following the commencement of his employment Shire will grant Dr Ornskov a replacement equity award with an expected value of $925,000, in accordance with the terms of Shire’s Portfolio Share Plan.  This will require achievement of performance goals and a minimum service period of 3 years.

25% of the replacement equity award will be in the form of performance-based stock appreciation rights and the remaining 75% in the form of a performance share award.

In addition Dr Ornskov will be entitled to specified benefits as a senior executive of the Company.

Dr Ornskov’s employment may be terminated without cause by either Shire or Dr Ornskov giving 12 months’ notice to the other.  Following the giving of such notice Shire may accelerate the date of termination but, if it does so, it must pay Dr Ornskov’s base salary and pension contributions for the remainder of the notice period, and an amount determined at the discretion of the Remuneration Committee up to a maximum of Dr Ornskov’s target annual bonus for the unserved part of the notice period, and must provide the other benefits due to him for the notice period.  Dr Ornskov will be under a duty to seek an alternative remunerated position and if he obtains such a position, these payments from Shire will be reduced by the base monthly remuneration from that alternative position.

In addition, in the event that Dr Ornskov is terminated by Shire due to his inability to become authorized to work in the United States or Dr Ornskov terminates his employment due to Shire’s failure to appoint him to the position of Chief Executive Officer within six months after he commences employment with Shire, Dr Ornskov’s replacement equity award and the share portion of the replacement payment will become fully vested and settled shortly after such termination and the cash portion of the replacement payment, to the extent unpaid, will be paid shortly after such termination.

 Dr Ornskov is subject to confidentiality, non-competition and non-solicitation restrictive covenants.

Item 9.01.  Financial Statements and Exhibits

                  (d)  Exhibits.  The following exhibit is filed herewith:

99.01                      Press Release dated October 25, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIRE PLC
By:	/s/ A C Russell
Name:Angus Russell
Title:Chief Executive Officer

Dated: October 29, 2012

EXHIBIT INDEX
Number	Description
99.01	Press release dated October 25, 2012